UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K/A
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2011
   _____________________
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)
ABX Holdings, Inc.
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Form 8-K/A amends the Form 8-K filed by Air Transport Services Group, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on August 3, 2011 (the “Original 8-K”) to provide additional information regarding the impact of the restructuring by DB Schenker of its dedicated air cargo network in North America, which is supported by two of the Company's air cargo carriers - Air Transport International, LLC ("ATI") and Capital Cargo International Airlines, Inc. ("CCIA"). The purpose of this Form 8-K/A is to disclose the estimated costs associated with the Company's restructuring plan and material charges for impairments as permitted under Items 2.05 and 2.06 of Form 8-K; respectively. Except as stated herein, this Form 8-K/A does not reflect events or transactions occurring after such filing date or modify or update those disclosures in the Original 8-K that may have been affected by events or transactions occurring subsequent to such filing date. The information contained under Items 2.02 and 9.01 of the Original 8-K are unchanged.
Item 2.02 Results of Operations and Financial Condition.
The information set forth under Item 2.02 of the Company's Original 8-K is incorporated herein by reference.
Item 2.05 Costs Associated with Exit or Disposal Activities.
Beginning in August 2011, the Company began to incur wind-down costs related to the phase-out of DB Schenker's dedicated air cargo network in North America. As provided in the Original 8-K, these costs include employee severance and benefits, amounts associated with station closures, aircraft repositioning, aircraft rent and other expenses. These expenses were approximately $0.4 million during the third quarter of 2011 and were primarily recovered from DB Schenker pursuant to contractual arrangements between the parties.
The Company also anticipates that it will also incur additional wind-down costs during the fourth quarter of 2011 and the first quarter of 2012, depending upon the extent to which CCIA and ATI continue performing air cargo lift services for DB Schenker's subsidiary, BAX Global, or, alternatively, begin performing such services for DHL in the event that BAX Global outsources its requirements to DHL. At this time, we do not expect those additional wind-down costs to be significant.
Item 2.06 Material Impairments.
The Company tested the carrying value of its aircraft, engines, aircraft and engine spare parts, goodwill and other intangibles during the third quarter of 2011 in response to DB Schenker's announcement, on July 22, 2011, to phase-out its dedicated air cargo network in North America. During the third quarter of 2011, we recorded pre-tax impairment charges totaling $27.1 million to reduce the carrying values of the Company's Boeing 727 and DC-8 freighters, goodwill and customer relationship intangible assets to their individual fair values. The Company's impairment charges stemming from DB Schenker's transition to a new U.S. business model are described below:
- $22.1 million to write-down Boeing 727 and DC-8 freighters, engines and related parts to their appraised fair values. In light of DB Schenker's decision to phase-out its dedicated air network in the U.S. and after evaluating business prospects for these aircraft, management has decided to discontinue the service of Boeing 727 and DC-8 freighters. Demand for Boeing 727 and DC-8 aircraft has diminished in recent years because these older aircraft are less fuel efficient and generally not as reliable as more modern aircraft.
- $2.3 million to write-down customer relationship intangible assets, reflecting the closure of DB Schenker's dedicated air network and the end of the Company's exclusive contract to provide domestic airlift to DB Schenker.
- $2.8 million to write-down goodwill acquired when the Company purchased ATI, operator of the DC-8 aircraft for DB Schenker. The write-down reflects lower forecasted cash flows in the near term as ATI re-fleets by replacing DC-8 aircraft operated for DB Schenker with more efficient Boeing 767 and 757 aircraft for other air delivery companies.
DB Schenker has indicated that its decision to terminate its dedicated air cargo network in North America is the result of prolonged recessionary conditions and trends toward higher fuel prices.
Item 9.01 Financial Statements and Exhibits.
The information set forth under Item 9.01 of the Company's Original 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Sr. Vice President
Corporate General Counsel & Secretary

Date:	November 8, 2011